SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                Date of Report (date of earliest event reported):
                                November 7, 2008

                           AIR INDUSTRIES GROUP, INC.
                          -----------------------------
             (Exact Name of Registrant as Specified in its Charter)

       Delaware                     000-29245                    20-4458244
       State of                     Commission                 IRS Employer
       Incorporation                File Number                 I.D. Number

                 1479 North Clinton Avenue, Bay Shore, NY 11706
                     Address of principal executive offices

                  Registrant's telephone number: (631) 968-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 4.02 Non-Reliance on Previously Issued Financial Statements or a Related
Audit Report or Completed Interim Review.

The Company plans to file amendments to its Quarterly Reports on Form 10-QSB or Form 10-Q for the periods ended June 30, 2007, September 30, 2007, March 31, 2008 and June 30, 2008, as well as for its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, to change the way in which it accounted for the series B convertible preferred stock in April and May of 2007 (the "Series B Convertible Preferred"). On August 29, 2008, the Company received a letter of comment from the staff of the Division of Corporation Finance, Securities and Exchange Commission, which among other things, asked the Company to consider whether there was a beneficial conversion feature attending the issuance of its Series B Convertible Preferred in April and May of 2008 requiring an adjustment to its consolidated financial statements.

After reviewing the terms of the certificate of designations relating to the Series B Convertible Preferred, the presentation requirements of EITF D-98 and the market price of the common stock into which the Series B Convertible Preferred is convertible, and consultation with the Company's independent certified public accountants, the Company's accounting staff concluded that the adjustments to its consolidated financial statements described below were appropriate.

On November 7, 2008, the Company's audit committee concluded that the Company's consolidated financial statements as of and for the year ended December 31, 2007, which were included in the Company's annual report on Form 10-K for the year ended December 31, 2007, as well as its unaudited consolidated financial statements as of and for the quarterly periods ended June 30, 2007, September 30, 2007, March 31, 2008 and June 30, 2008, which were included in the Company's quarterly reports on Form 10-Q for the same quarterly periods and, in the case of the quarters ended June 30 and September 30, 2007, were restated in the Company's Annual Report on Form 10-K for the year ended December 31, 2007, could no longer be relied upon due to the need to make the adjustments discussed herein. Upon authorization by the Company's board of directors, the Company's authorized officers discussed with the Company's independent accountant the matters disclosed in this Current Report on Form 8-K pursuant to Item 4.02.

Beneficial Conversion Feature of the Series B Convertible Preferred Stock

On April 16, 2007 and May 3, 2007, the Company sold 495,500 shares and 306,800 shares, respectively, of its Series B Convertible Preferred to a group of accredited investors for an aggregate purchase price of $8,032,000, or $10.00 per share. As of the date of issuance, each share of Series B Convertible Preferred stock was convertible into shares of the Company's common stock at a conversion price of $0.2766 per share. The closing market price of a share of the Company's common stock on the OTCBB on April 16, 2007 and May 3, 2007, was $0.32 and $0.35, respectively. The Company did not record a beneficial conversion at the time of the transaction. As a result of a comment from the staff of the Securities and Exchange Commission and a review by its accounting staff of the accounting treatment for the transaction, the Company has determined that since the quoted market price represented the best evidence of the fair value of its common stock at the time of the transaction, the issuance of the shares of Series B Convertible Preferred included a beneficial conversion feature, and consequently that it was necessary to restate its consolidated financial statements for the quarterly periods subsequent to March 31, 2007 as well as its financial statements for the year ended December 31, 2007, to record a beneficial conversion feature of approximately $1,589,000. The effect of this change will be to decrease net income attributable to common shareholders by approximately $1,589,000 to a net loss attributable to common shareholders of approximately $1,357,000. As a result of this adjustment, the Company's net loss per share for the year ended December 31, 2007 would have been $0.02. The adjustment has no effect on the Company's balance sheet.

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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 10, 2008

                                       AIR INDUSTRIES GROUP, INC.


                                       By: /s/ Peter Rettaliata
                                           -------------------------------------
                                           Peter Rettaliata
                                           President and Chief Executive Officer